Exhibit 10.50
LETTER AGREEMENT BETWEEN PUBLIC SERVICE ELECTRIC AND GAS COMPANY AND NORTH JERSEY ENERGY ASSOCIATES

This Letter Agreement (the "Letter Agreement") is entered into this 9th day of October, 2003 by and between Public Service Electric and Gas Company ("PSE&G) and North Jersey Energy Associates, A Limited Partnership ("NJEA"), collectively referred to herein as the "Parties".

WITNESSETH
WHEREAS, the Parties have entered into a Gas Purchase and Sales Agreement dated May 4, 1989, as amended through the Effective Date (the "Agreement"); and
WHEREAS, the Parties have entered into an Amendment to Gas Purchase and Sales Agreement dated August 20, 2003 (the "Amendment); and

WHEREAS, NJEA and PSEG Energy Trade & Resources LLC ("ER&T") have entered into that certain Capacity Transfer Agreement providing for the permanent release, assignment or other transfer of NJEA's rights and obligations under the transportation and storage contracts described therein (the "Capacity Transfer Agreement"); and

WHEREAS, in anticipation of the effectiveness of the Amendment and the Capacity Transfer Agreement, the Parties desire to enter into this Letter Agreement to provide for a peaking service to PSE&G as described herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Effective Date.

Section 1.1. This Letter Agreement shall become effective simultaneously with the Amendment on the "Effective Date" thereunder (the "Effective Date"); provided that if the Effective Date has not occurred by December 15, 2003, either Party may at its option notify the other Party of its election to terminate this Letter Agreement and upon receipt of such notice, this Letter Agreement shall be terminated.

Section 2. Peaking Service

Section 2.1. For the period (the "Peak Period") commencing on the Effective Date and ending on the earlier of (a) February 29, 2004 or (b) the date upon which the last of the Capacity Entitlement Agreements described in Sections 1.1(c), 1.1(d), and 1.2 of the Capacity Transfer Agreement is transferred to ER&T in accordance with the terms therein, NJEA shall provide PSE&G with the right to call upon a volume of gas equal to 10,508 Dth/day (the "Call Volume") on any Gas Day (as defined in the Agreement) during the Peak Period that the Mean Daily Temperature Forecast for Newark, New Jersey is 14 degrees Fahrenheit or less ("Call Day"). If PSE&G desires to utilize the foregoing service (hereinafter referred to as the "Peaking Service") on any Call Day, then PSE&G shall provide NJEA with irrevocable notice to that effect (the "Notice") by 9 am (Eastern Prevailing Time) on the Business Day immediately preceding the Call Day. Each Notice shall include documentation verifying that the Mean Daily Temperature Forecast for Newark, New Jersey (issued within twenty four hours of the Notice and based on the then most current readings and data) for such Call Day is 14 degrees Fahrenheit or less. Upon receipt of the Notice (together with the required supporting documentation), NJEA shall deliver to PSE&G's gate stations on the Transcontinental Gas Pipe Line Corporation pipeline or the Texas Eastern Transmission Corporation pipeline, at NJEA's election, and sell to PSE&G, and PSE&G shall purchase from NJEA, the Call Volume specified in the Notice; provided, however, that NJEA shall have no obligation to deliver the Call Volume if NJEA previously provided the Call Volume to PSE&G (1) on any three days during the calendar month in which the Notice is provided (or in the case of any partial calendar month consisting of (A) one through ten days, any one day, (B) eleven through twenty days, any two days and (C) twenty one through 30 days, any three days) or (2) on any nine days during the Peak Period. For purposes of this Section 2.1, (i) "Mean Daily Temperature Forecast" means the mean temperature at Newark International Airport as projected by Weather Services Corporation or such other weather service as may be retained by PSE&G and (ii) "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in New Jersey are required or authorized to be closed.

Section 2.2. NJEA shall invoice PSE&G for an amount equal to the sum of all Call Day Amounts for each calendar month during which the Peaking Service has been utilized pursuant to Section 2.1, and PSE&G shall pay such invoice, each in accordance with Sections 9.1.3, 9.1.4, 9.2, 9.4 and 9.5 of the Agreement. The "Call Day Amount" for any Call Day shall be an amount equal to (a) the Call Volume delivered and sold to PSE&G on such Call Day multiplied by (b) the applicable Gas Daily Price for such Call Day. For purposes of this Section 2.2, "Gas Daily Price" shall mean the arithmetic average of (1) the daily "Midpoint" gas prices published by Platts in The Gas Daily Price Guide, "Daily Price Survey" under "City Gates", "Texas Eastern, zone M-3" on the applicable Call Day and (2) the daily "Midpoint" gas prices published by Platts in The Gas Daily Price Guide "Daily Price Survey" under "City Gates", "Transco, zone 6 N.Y." on the applicable Call Day.

Section 2.3. In the event NJEA fails to deliver any of the Call Volume that it is obligated to deliver hereunder (such undelivered Call Volume hereinafter referred to as the "Call Volume Shortfall"), then PSE&G shall invoice NJEA for the associated Cover Damages in accordance with Sections 9.1.3, 9.1.4, 9.2, 9.4 and 9.5 of the Agreement. "Cover Damages" for any Call Volume Shortfall means an amount equal to the positive difference, if any, between (a) the Replacement Price ($/Dth) multiplied by the Call Volume Shortfall (in Dth), minus (b) the amount that PSE&G would have paid pursuant to Section 2.2 had the Call Volume Shortfall been delivered. For purposes of this Section 2.3, (1) if PSE&G purchases replacement gas in the amount of the Call Volume Shortfall ("the Replacement Call Volume"), then the "Replacement Price" means the price ($/Dth) at which PSE&G, acting in a commercially reasonable manner, purchases the Replacement Call Volume, plus transaction and other administrative costs reasonably incurred by PSE&G in purchasing such Replacement Call Volume and (2) if PSE&G does not purchase Replacement Call Volume for any reason, then the "Replacement Price" means the daily "Midpoint" gas prices published by Platts in The Gas Daily Price Guide "Daily Price Survey" under "City Gates", "Transco, zone 6 N.Y." on the applicable Call Day. The damages provided in this Section 2.3 shall be the sole and exclusive remedy of PSE&G for any Call Volume Shortfall. The monthly invoice for Cover Damages with respect to a Call Volume Shortfall shall include a written statement detailing the volume, source and Replacement Price of all Replacement Call Volume.

IN WITNESS WHEREOF, the Parties have caused this Letter Agreement to be executed by their duly authorized officers or agents, as applicable, as of the day and year first written above.
Public Service Electric And Gas Company
By:	FREDERICK W. LARK

Name: Frederick W. Lark Title: Vice President - Business Analysis
North Jersey Energy Associates, A Limited Partnership
By:	Northeast Energy, LP, its general partner
By:	ESI Northeast Energy GP, Inc., Its administrative general partner
By:

Nathan E. Hanson Director